Exhibit-(a)(1)(i)

OFFER TO PURCHASE

Offer to Purchase for Cash 23,000,000 Shares of its Common Stock

(Including the Associated Preferred Stock Purchase Rights)
At a Purchase Price Not in Excess of $4.00 Nor Less Than $3.50 Per Share

THE TENDER OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, AUGUST 16, 2002, UNLESS THE TENDER OFFER IS EXTENDED.

     Netro Corporation, a Delaware corporation (“Netro” or the “Company”), is offering to purchase for cash 23,000,000 shares of its common stock, par value $0.001 per share, including the associated preferred stock purchase rights issued under the Amended and Restated Rights Agreement, dated as of January 14, 2002, as amended, between Netro Corporation and American Stock Transfer & Trust Company, as Rights Agent, upon the terms and subject to the conditions set forth in this document and the related letter of transmittal (which together, as they may be amended and supplemented from time to time, constitute the tender offer). We are inviting you to tender your shares at prices specified by you that are not greater than $4.00 nor less than $3.50 per share, net to you in cash, without interest, upon the terms and subject to the conditions of the tender offer. Unless the context otherwise requires, all references to shares shall include the associated preferred stock purchase rights; and, unless the associated preferred stock purchase rights are redeemed prior to the expiration of the offer, a tender of shares will also constitute a tender of the associated preferred stock purchase rights.

     On the terms and subject to the conditions of the tender offer, we will determine the single per share price, not in excess of $4.00 nor less than $3.50 per share, net to you in cash, without interest, that we will pay for shares properly tendered and not properly withdrawn in the tender offer, taking into account the total number of shares so tendered and the prices specified by you. We will select the lowest purchase price that will allow us to purchase 23,000,000 shares, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices not in excess of $4.00 nor less than $3.50 per share. All shares properly tendered at prices at or below the purchase price and not properly withdrawn will be purchased at the purchase price, on the terms and subject to the conditions of the tender offer, including proration provisions. We reserve the right, in our sole discretion, to purchase more than 23,000,000 shares in the tender offer, subject to applicable law. Shares tendered at prices in excess of the purchase price and shares not purchased because of proration provisions will not be purchased in the tender offer. Shares not purchased in the tender offer will be returned to the tendering stockholders at our expense as promptly as practicable after the expiration of the tender offer. See Section 1.

     THE TENDER OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

     Our shares are listed and traded on The Nasdaq National Market under the trading symbol “NTRO”. On July 17, 2002, the last full trading day before the date of the public announcement of the tender offer, the last reported sale price of our shares was $2.49 per share. You are urged to obtain current market quotations for our shares before deciding whether and at which purchase price or purchase prices to tender your shares. See Section 7.

     OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH YOUR SHARES SHOULD BE TENDERED. OUR DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE TENDER OFFER; HOWEVER, CERTAIN AFFILIATES OF OUR DIRECTORS, INCLUDING AT&T WIRELESS SERVICES, INC. AND AN ADULT SON OF GIDEON BEN-EFRAIM, MAY ELECT TO TENDER SOME OR ALL OF THEIR SHARES IN THE TENDER OFFER.

The Dealer Manager for the Tender Offer is:

Goldman, Sachs & Co.

Offer to Purchase dated July 19, 2002.

IMPORTANT

      If you want to tender all or part of your shares, you must do one of the following before our offer expires:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you, or

•	if you hold certificates in your own name, complete and sign a letter of transmittal according to its instructions, and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the letter of transmittal, to American Stock Transfer & Trust Company, the depositary for our offer, or

•	if you are an institution participating in The Depository Trust Company, which we call the “Book-entry transfer facility” in this offer to purchase, tender your shares according to the procedure for book-entry transfer described in Section 3.

if you want to tender your shares but:

•	your certificates for the shares are not immediately available or cannot be delivered to the depositary by the expiration of our offer, or

•	you cannot comply with the procedure for book-entry transfer by the expiration date of our offer, or

•	your other required documents cannot be delivered to the depositary by the expiration date of our offer,

you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

      TO TENDER SHARES PROPERLY, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH YOU ARE TENDERING YOUR SHARES.

      If you wish to maximize the chance that your shares will be purchased by us, you should indicate in the section captioned “Shares Tendered at Price Determined Under the Tender Offer” in the letter of transmittal that you will accept the purchase price determined by Netro in accordance with the terms of the tender offer. You should understand that this election could result in your shares being purchased at the minimum price of $3.50 per share.

      Questions and requests for assistance may be directed to Georgeson Shareholder Communications Inc., the information agent for the tender offer, or to Goldman, Sachs & Co., the dealer manager for the tender offer, at their respective addresses and telephone numbers set forth on the back cover page of this document. Requests for additional copies of this document, the related letter of transmittal or the notice of guaranteed delivery may be directed to the information agent.

      We are not making this offer to, and will not accept any tendered shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this offer to stockholders in any such jurisdiction.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US OR THE DEALER MANAGER.

FORWARD-LOOKING STATEMENTS

      This offer to purchase, including the Summary Term Sheet, the Introduction and Sections 2, 6, 7, 8, 9, 10, 11, 12, 13 and 15 contain statements that are not historical facts and constitute projections, forecasts or forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as “anticipate”, “believe”, “expect”, “intend”, “may”, “planned”, “potential”, “should”, “will” and “would”. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Some of the factors that might cause such a difference include, but are not limited to:

•	We have a history of losses, expect future losses and may never achieve profitability.

•	If we are unable to change our customer base, our revenues will continue to decline and our results of operations will suffer.

•	Due to our limited operating history, it is difficult to predict future operating results or our stock price.

•	Our future operating results are dependent on the sales of two similar product lines serving an emerging market. If revenues from these products do not meet our expectations, we will not have other products to offset the negative impact on our operating results.

•	If we are not able to successfully modify, market and sell our new Angel product on a cost effective basis, anticipated benefits of our acquisition of assets from AT&T Wireless may never be achieved.

•	If we are unable to integrate successfully the employees, technologies and other assets we acquired from AT&T Wireless into our company, we may not achieve the anticipated benefits of the acquisition.

•	If we cannot reduce our product costs, our results of operations will suffer.

•	If we do not succeed in developing relationships directly with telecommunications service providers and in strengthening our direct and indirect sales channels, our business will be harmed.

•	Many projects that include our products require system integration expertise and third-party financing, which we are unable to provide. If sources for system integration or financing cannot be obtained as needed, service providers may not select our products.

•	The majority of service providers using our products are international and payments from them are dependent on the political and economical situation in those countries.

•	Intense competition in the market for communications equipment could prevent us from increasing or sustaining revenues or achieving or sustaining profitability.

•	We have a long sales cycle, which could cause our results of operations and stock price to fluctuate.

•	We may purchase significant inventory for planned sales which do not materialize.

•	Our products may contain defects that could harm our reputation, be costly to correct, expose us to litigation and harm our operating results.

•	Our business is subject to many factors that could cause our quarterly operating results to fluctuate and our stock price to be volatile.

•	We depend on contract manufacturers. If these manufacturers are unable to fill our orders on a timely basis, and we are unable to find alternative sources, we may be unable to deliver products to meet customer orders.

•	If we do not meet product introduction deadlines, our business will be harmed.

•	Because some of our key components are from sole source suppliers or require long lead times, our business is subject to unexpected interruptions, which could cause our operating results to suffer.

•	If high speed wireless telecommunications technology or our implementation of this technology is not accepted by service providers, we will not be able to sustain or grow our business.

•	Because we must sell our products in many countries that have different regulatory schemes, if we cannot develop products that work with different standards, we will be unable to sell our products.

•	If we are unable to manage our international operations effectively, our business would be adversely affected.

•	We face risks associated with shareholder litigation.

•	Claims that we infringe third-party intellectual property rights could result in significant expenses or restrictions on our ability to sell our products in particular markets.

•	We may not be able to adequately protect our intellectual property.

•	Line-of-sight limitations inherent to our AirStar products may limit deployment options and have an adverse affect on our sales.

•	If we are unable to hire or retain our personnel, we might not be able to operate our business successfully.

•	Major stockholders have substantial control over us, which could delay or prevent a change in control.

•	Provisions of our certificate of incorporation and bylaws, our stockholder rights plan and Delaware law could discourage or prevent a potential takeover, even if the transaction would benefit our stockholders.

      In addition, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2002, which are incorporated by reference herein, for information on these and other risk factors. Except as required by law, we undertake no obligation to make any revisions to the forward-looking statements contained in this document or to update them to reflect events or circumstances occurring after the date of this document.

SUMMARY TERM SHEET

      We are providing this summary term sheet for your convenience. It highlights certain material information in this document, but you should realize that it does not describe all of the details of the tender offer to the same extent described in this document. We urge you to read the entire document and the related letter of transmittal because they contain the full details of the tender offer. We have included references to the Sections of this document where you will find a more complete discussion.

Who is offering to purchase my shares?	Netro Corporation is offering to purchase your shares of Netro common stock, par value $0.001 per share, and the associated preferred stock purchase rights.

What will the purchase price for the shares be?	We will determine the purchase price that we will pay per share as promptly as practicable after the tender offer expires. The purchase price will be the lowest price at which, based on the number of shares tendered and the prices specified by the tendering stockholders, we can purchase 23,000,000 shares, or such lesser number of shares as are properly tendered. The purchase price will not be greater than $4.00 nor less than $3.50 per share. We will pay this purchase price in cash, without interest, for all the shares we purchase under the tender offer, even if some of the shares are tendered below the purchase price. See Section 1.

How many shares will Netro purchase?	We will purchase 23,000,000 shares in the tender offer, or such lesser number of shares as are properly tendered. We also expressly reserve the right to purchase additional shares up to 2% of the outstanding shares and could decide to purchase more shares subject to applicable legal requirements. Each share is coupled with an associated preferred stock purchase right that we will reacquire with the shares we purchase. No additional consideration will be paid for the preferred stock purchase rights. See Section 1. The tender offer is not conditioned on any minimum number of shares being tendered. See Section 6.

How will Netro pay for the shares?	We anticipate that we will purchase shares tendered in the offer from available cash. The tender offer is not subject to the receipt of financing. See Section 8.

When does the tender offer expire; can the tender offer be extended?	You may tender your shares until the tender offer expires. The tender offer will expire on Friday, August 16, 2002, at 5:00 p.m., New York City time, unless we extend it. See Section 1. We may choose to extend the tender offer for any reason. See Section 14.

How will I be notified if Netro extends the tender offer?	We will issue a press release by 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date if we decide to extend the tender offer. See Section 14. We cannot assure you that the offer will be extended or, if extended, for how long.

What is the purpose of the offer?	Netro believes that a stock repurchase represents an efficient means to provide value to its stockholders. See Section 2.

Are there any conditions to the tender offer?	Yes. The tender offer is subject to conditions such as the absence of court and governmental action prohibiting the tender offer, changes in general market conditions or our business that, in our judgment, is or may be materially adverse to us and circumstances that would cause Netro’s shares either (1) to be held of record by less than 300 persons; or (2) to not continue to be eligible to be listed on Nasdaq. See Section 6.

Following the offer, will Netro continue as a public Company?	The completion of the offer in accordance with its conditions should not cause Netro to be delisted from Nasdaq or to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It is a condition of our obligation to purchase shares pursuant to the offer that there will not be a reasonable likelihood that such purchase will cause the shares either (1) to be held of record by less than 300 persons; or (2) to not continue to be eligible to be listed on Nasdaq. See Section 6.

How do I tender my shares?	To tender your shares, prior to 5:00 p.m., New York City time, on Friday, August 16, 2002, unless the offer is extended:

• you must deliver your share certificate(s) and a properly completed and duly executed letter of transmittal to the depositary at the address appearing on the back cover page of this document; or

• the depositary must receive a confirmation of receipt of your shares by book-entry transfer and a properly completed and duly executed letter of transmittal; or

• you must comply with the guaranteed delivery procedure.

Contact the information agent or the dealer manager for assistance. See Section 3 and the instructions to the letter of transmittal.

Once I have tendered shares in the tender offer, can I withdraw my tender?	You may withdraw any shares you have tendered at any time before 5:00 p.m., New York City time, on Friday, August 16, 2002, unless we extend the tender offer. If we have not accepted for payment the shares you have tendered to us, you may also withdraw your shares after 12:00 Midnight, New York City time, on Friday, September 13, 2002. See Section 4.

How do I withdraw shares I previously tendered?	You must deliver on a timely basis a written, telegraphic or facsimile notice of your withdrawal to the depositary at the address appearing on the back cover page of this document. Your notice of withdrawal must specify your name, the number of shares to be withdrawn and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. See Section 4.

Has Netro or its Board of Directors adopted a position on the tender offer?	Our Board of Directors has approved the tender offer. However, neither we nor our Board of Directors nor the dealer manager makes any recommendation to you as to whether you should tender or refrain from tendering your shares or as to the purchase price or purchase prices at which you may choose to tender your shares. You must make your own decision as to whether to tender your shares and, if so, how many shares to tender and the purchase price or purchase prices at which your shares should be tendered. Our directors and executive officers have advised us that they do not intend to tender any shares in the tender offer; however, certain affiliates of our directors, including AT&T Wireless Services, Inc. and an adult son of Gideon Ben-Efraim, may elect to tender some or all of their shares in the tender offer. See Section 10.

When will Netro pay for the shares I tender?	We will pay the purchase price, net in cash, without interest, for the shares we purchase promptly after the expiration of the tender offer and the acceptance of the shares for payment. See Section 5.

Will I have to pay brokerage commissions if I tender my shares?	If you are a registered stockholder and you tender your shares directly to the depositary, you will not incur any brokerage commissions. If you hold shares through a broker or bank, we urge you to consult your broker or bank to determine whether transaction costs are applicable. See Section 2.

What are the United States federal income tax consequences if I tender my shares?	Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. The receipt of cash for your tendered shares will generally be treated for United States federal income tax purposes either as (1) a sale or exchange or (2) a distribution in respect of stock from Netro. See Section 13.

Will I have to pay stock transfer tax if I tender my shares?	If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Who can I talk to if I have questions?	The information agent and the dealer manager can help answer your questions. The information agent is Georgeson Shareholder Communications Inc. and the dealer manager is Goldman, Sachs & Co. Their contact information is set forth on the back cover page of this document.

THE TENDER OFFER

1.     Number of Shares; Proration.

      General. Upon the terms and subject to the conditions of the tender offer, the Company will purchase 23,000,000 shares of Netro common stock, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer at prices not in excess of $4.00 nor less than $3.50 per share, net to the seller in cash, without interest.

      The term “expiration date” means 5:00 p.m., New York City time, on Friday, August 16, 2002, unless and until Netro, in its sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term “expiration date” shall refer to the latest time and date at which the tender offer, as so extended by Netro, shall expire. See Section 14 for a description of Netro’s right to extend, delay, terminate or amend the tender offer. In accordance with the rules of the Securities and Exchange Commission (the “Commission”), Netro may, and Netro expressly reserves the right to, purchase under the tender offer an additional amount of shares not to exceed 2% of the outstanding shares without amending or extending the tender offer. See Section 14. In the event of an over-subscription of the tender offer as described below, shares tendered at or below the purchase price will be subject to proration. The proration period and withdrawal rights expire on the expiration date.

      If Netro

•	increases the price to be paid for shares above $4.00 per share or decreases the price to be paid for shares below $3.50 per share,

•	increases the number of shares being sought in the tender offer and such increase in the number of shares being sought exceeds 2% of the outstanding shares, or

•	decreases the number of shares being sought, and

the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, the tender offer will be extended until the expiration of such period of ten business days. For the purposes of the tender offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

      THE TENDER OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

      In accordance with Instruction 5 of the letter of transmittal, stockholders desiring to tender shares must specify the price or prices, not in excess of $4.00 nor less than $3.50 per share, at which they are willing to sell their shares to Netro under the tender offer. Alternatively, stockholders desiring to tender shares can choose to not specify a price and, instead, specify that they will sell their shares at the purchase price ultimately paid for shares properly tendered in the tender offer, which could result in the tendering stockholder receiving a price per share as low as $3.50 or as high as $4.00. As promptly as practicable following the expiration date, Netro will, in its sole discretion, determine the purchase price that it will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. Netro will select the lowest purchase price, not in excess of $4.00 nor less than $3.50 net per share in cash, without interest, that will enable it to purchase 23,000,000 shares, or such lesser number of shares as are properly tendered, under the tender offer. Shares properly tendered under the tender offer at or below the purchase price and not properly withdrawn will be purchased at the purchase price, upon the terms and subject to the conditions of the tender offer, including the proration provisions. All shares tendered and not purchased under the tender offer, including shares tendered at prices in excess of the purchase price and shares not purchased because of proration provisions will not be purchased in the tender offer. Shares not purchased in the tender offer will be returned to the tendering stockholders at Netro’s expense as promptly as practicable following the expiration date. By following the instructions to the letter of transmittal, stockholders can specify one minimum price for a specified portion of their shares and a different minimum price for other specified shares, but a separate letter of transmittal must be submitted for shares tendered at each price. Stockholders can also specify the order in which the specified portions will be purchased in the event that, as a result of the proration provisions or otherwise, some but not all of the tendered shares are purchased pursuant to the tender offer.

      If the number of shares properly tendered at or below the purchase price and not properly withdrawn prior to the expiration date is less than or equal to 23,000,000 shares, or such greater number of shares as Netro may elect to purchase, subject to applicable law, Netro will, upon the terms and subject to the conditions of the tender offer, purchase all shares so tendered at the purchase price.

      Proration. Upon the terms and subject to the conditions of the tender offer, if more than 23,000,000 shares, or such greater number of shares as Netro may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the purchase price and not properly withdrawn before the expiration date, Netro will purchase such properly tendered shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares. If proration of tendered shares is required, Netro will determine the proration factor as soon as practicable following the expiration date. Proration for each stockholder tendering shares shall be based on the ratio of the number of shares properly tendered and not properly withdrawn by such stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders at or below the purchase price. Because of the difficulty in determining the number of shares properly tendered, including shares tendered by guaranteed delivery procedures, as described in Section 3, and not properly withdrawn, Netro does not expect that it will be able to announce the final proration factor or commence payment for any shares purchased under the tender offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release as promptly as practicable after the expiration date. Stockholders may obtain preliminary proration information from the information agent or the dealer manager and may be able to obtain such information from their brokers.

      As described in Section 13, the number of shares that Netro will purchase from a stockholder under the tender offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender shares.

      This offer to purchase and the related letter of transmittal will be mailed to record holders of shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on Netro’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

2.     Purpose of the Tender Offer; Material Effects of the Tender Offer.

      Purpose of the Tender Offer. In accordance with its duties to the stockholders of Netro, the Board of Directors of Netro (the “Board”) has been considering for some time reasonable actions to enhance shareholder value. Netro is making the tender offer because the Board believes that a stock repurchase represents an efficient means to provide value to the Company’s stockholders.

      The Board has carefully reviewed Netro’s existing AirStar and Angel product lines and their respective markets. Based on management’s reports of their contacts with existing and potential customers, the Board believes that Netro’s market sector, while experiencing a cyclical downturn, holds long-term promise and that AirStar and Angel are favorably positioned to meet customer demands. The Board has been encouraged by management’s discussions with existing and possible customers concerning the potential of the Angel product line; however, there is no assurance that such discussions will lead to sales, or that significant revenues with sufficiently high margins will be achieved to lead to a future Company stock price which is higher than $3.50 per share. Consistent with its fiduciary duties, the Board will continue to closely monitor the evolving Angel and AirStar markets and the Company’s business plan, and intends to continue to take such future actions which it believes are in the best interests of the Company’s stockholders.

      The Board has reviewed the cash required by the Company to achieve its product and operating objectives. Based on this review, the Board has determined that the Company has cash resources, which can be used to finance the offer, and which also exceed the resources required by the Company to implement its business plan.

      The Board believes that the offer represents a prudent and efficient means to provide value to the Company’s stockholders. While the Board has periodically reviewed alternative uses of its cash resources, such as possible acquisitions, it has not identified any current acquisition opportunities that it believes are available on attractive terms. The Board believes that the offer is an effective means of returning excess cash to stockholders, because it permits tendering stockholders to have their shares repurchased at a premium of approximately 41% to 61% over Netro’s closing price per share of $2.49 on July 17, 2002, the last full trading day prior to the date of the announcement of the offer. In addition, it permits stockholders who elect not to tender to retain a greater percentage ownership in Netro following the tender offer. Therefore, in order to achieve the potential benefits described below, Netro has commenced the tender offer.

      On July 10, 2002, the Board received a letter which offered to purchase all of the outstanding shares of Netro for $3.75 per share. The Board received a supplemental letter of intent from the same party on July 14, 2002, which proposed to acquire all of the assets of Netro for $225,000,000 in cash (approximately $3.68 per share), assumption of certain liabilities, and 15% of a private entity formed for purposes of the acquisition. The cash to be paid would be subject to working capital adjustments and certain other specified adjustments which could reduce the cash payable. The Board rejected the offer as not being in the best interests of the stockholders and noted that the cash per share offered was less than the per share cash value of the Company after accounting for probable liquidation costs.

      After completion of the offer, Netro expects to have cash and marketable securities which, taken together with cash flow from operations, if any, in the future, will be sufficient to meet its ongoing needs for operations and anticipated capital expenditures through at least the end of 2004.

      Potential Benefits of the Offer. Netro believes that the offer may provide several benefits to the Company and its stockholders, including:

•	The offer provides an opportunity to return a portion of the Company’s cash to stockholders who elect to tender their shares. Stockholders who sell all or a portion of their shares will have the opportunity to receive a premium of approximately 41% to 61% over Netro’s closing price per share of $2.49 on July 17, 2002, the last full trading day prior to the date of the announcement of the offer. In addition, where shares are tendered by the registered owner of the stock directly to the depository, the sale of these shares in the offer will permit the sellers to avoid the usual costs associated with open market sales.

•	Stockholders who determine not to participate in the offer will realize a proportionate increase in their relative equity interest in the Company and thus in Netro’s future earnings and assets, if any.

•	After the offer is completed, the Company’s financial condition will allow it to continue to pursue the development of its core business, including ongoing product development activities, marketing initiatives and capital expenditures.

•	The offer will result in a capital structure that makes possible improved earnings per share for continuing stockholders if future earnings are achieved, without imposing excessive risk on Netro or its stockholders.

      Accordingly, Netro believes that the offer is consistent with the Company’s long-term corporate goal of increasing stockholder value.

      Potential Risks and Disadvantages of the Tender Offer. The tender offer also presents some potential risks and disadvantages to the Company and its continuing stockholders, including:

•	Interest on cash balances has been a significant offset of operating losses and a source of capital to Netro in prior periods. In the event that Netro completes the tender offer, its cash balances and in turn, interest income, would be significantly reduced. See the financial statements included in Netro’s Annual Report on Form 10-K for the year ended December 31, 2001 and incorporated herein by reference and the pro forma financial statements included herein.

•	The tender offer will reduce the Company’s “public float” (the number of shares owned by non-affiliate stockholders and available for trading in the securities markets). This reduction in Netro’s public float may result in lower stock prices and/or reduced liquidity in the trading market for its common stock following completion of the tender offer.

•	The tender offer may increase the proportional holdings of certain significant stockholders and will increase the proportional holdings of our directors and officers. In particular, Global Telecom LLC, which holds approximately 15.43% of our common stock prior to the tender offer and AT&T Wireless Services, Inc., which holds approximately 13.40%, will see these proportional holdings increase, depending on the extent they elect to participate in the tender offer. As of July 12, 2002, Gideon Ben-Efraim beneficially owned approximately 6.04% of Netro’s common stock. Mr. Ben-Efraim advised Netro that he does not intend to personally participate in the tender offer, but that he is unaware of his adult son’s intentions with respect to the 250,000 shares for which Mr. Ben-Efraim disclaims beneficial ownership. As of July 12, 2002, Lewis Chakrin was deemed to beneficially own approximately 13.40% of our common stock due to his affiliation with AT&T Wireless Services, Inc. Mr. Chakrin has advised Netro that he does not intend to participate personally in the tender offer. Mr. Chakrin disclaims beneficial ownership of the shares held by AT&T Wireless Services, Inc., and makes no representation with regard to the participation of AT&T Wireless Services, Inc. in the tender offer.

      NEITHER NETRO NOR ITS BOARD OF DIRECTORS NOR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH STOCKHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. NETRO HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN THE TENDER OFFER, SHOULD CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND SHOULD MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH TO TENDER. NETRO HAS BEEN INFORMED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES IN THE TENDER OFFER; HOWEVER, CERTAIN AFFILIATES OF OUR DIRECTORS, INCLUDING AT&T WIRELESS SERVICES, INC. AND AN ADULT SON OF GIDEON BEN-EFRAIM MAY ELECT TO TENDER SOME OR ALL OF THEIR SHARES IN THE TENDER OFFER.

      Shares Netro acquires pursuant to the tender offer will be canceled and returned to the status of authorized but unissued stock, and will be available for the Company to issue without further stockholder action (except as required by applicable law or the rules of The Nasdaq National Market or any other securities exchange on which the shares are listed) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

      In the future, Netro may purchase additional shares of common stock on the open market, in private transactions, through tender offers or otherwise. Such purchases may be at prices above or below the purchase price for the shares purchased in the tender offer. The Board has authorized management to repurchase stock following the completion of the tender offer and subject to applicable regulations. The maximum amount to be used in such repurchases is $100 million, less the amount actually used to purchase shares in the tender offer. Such purchases may be made at management’s discretion and on the same terms or on terms and prices that are more or less favorable to stockholders than the terms of this tender offer. No purchases, however, will be made if such purchases would have a reasonable likelihood of either (i) causing the shares to be held of record by less than 300 persons, or (ii) cause the shares to be delisted from Nasdaq or to be eligible for deregistration under the Exchange Act. Commission Rule 13e-4 prohibits Netro and its affiliates from purchasing any shares, other than pursuant to the tender offer, until at least ten business days after the expiration date of the tender offer, except pursuant to certain limited exceptions provided in Rule 14e-5.

3.     Procedures for Tendering Shares.

      Proper Tender of Shares. For shares to be tendered properly under the tender offer, (1) the certificates for such shares (or confirmation of receipt of such shares under the procedure for book-entry transfer set forth below), together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), including any required signature guarantees, or an “agent’s message” (as defined below), and any other documents required by the letter of transmittal, must be received before 5:00 p.m., New York City time, on the expiration date by the depositary at its address set forth on the back cover page of this document or (2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below. IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, STOCKHOLDERS DESIRING TO TENDER SHARES UNDER THE TENDER OFFER MUST PROPERLY INDICATE IN THE SECTION CAPTIONED (1) “PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED” ON THE LETTER OF TRANSMITTAL THE PRICE (IN MULTIPLES OF $0.10) AT WHICH SHARES ARE BEING TENDERED OR (2) “SHARES TENDERED AT PRICE DETERMINED UNDER THE TENDER OFFER” ON THE LETTER OF TRANSMITTAL THAT THE STOCKHOLDER WILL ACCEPT THE PURCHASE PRICE DETERMINED BY NETRO IN ACCORDANCE WITH THE TERMS OF THE TENDER OFFER. Stockholders who desire to tender shares at more than one price must complete a separate letter of transmittal for each price at which shares are tendered, provided that the same shares cannot be tendered (unless properly withdrawn previously in accordance with Section 4) at more than one price. TO TENDER SHARES PROPERLY, ONE AND ONLY ONE PRICE BOX MUST BE CHECKED IN THE APPROPRIATE SECTION ON EACH LETTER OF TRANSMITTAL.

      STOCKHOLDERS WHO HOLD SHARES THROUGH BROKERS OR BANKS ARE URGED TO CONSULT THE BROKERS OR BANKS TO DETERMINE WHETHER TRANSACTION COSTS ARE APPLICABLE IF STOCKHOLDERS TENDER SHARES THROUGH THE BROKERS OR BANKS AND NOT DIRECTLY TO THE DEPOSITARY.

      Signature Guarantees and Method of Delivery. No signature guarantee is required: (1) if the letter of transmittal is signed by the registered holder of the shares (which term, for purposes of this Section 3, includes any participant in The Depository Trust Company, referred to as the “book-entry transfer facility”, whose name appears on a security position listing as the owner of the shares) tendered therewith and such holder has not completed either the box captioned “Special Delivery Instructions” or the box captioned “Special Payment Instructions” on the letter of transmittal; or (2) if shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 under the Exchange Act. See Instruction 1 of the letter of transmittal. If a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal, or if payment is to be made to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an eligible guarantor institution.

      Payment for shares tendered and accepted for payment under the tender offer will be made only after timely receipt by the depositary of certificates for such shares or a timely confirmation of the book-entry transfer of such shares into the depositary’s account at the book-entry transfer facility as described above, a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, or an agent’s message in the case of a book-entry transfer, and any other documents required by the letter of transmittal. THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

      Book-Entry Delivery. The depositary will establish an account with respect to the shares for purposes of the tender offer at the book-entry transfer facility within two business days after the date of this document, and any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the shares by causing the book-entry transfer facility to transfer shares into the depositary’s account in accordance with the book-entry transfer facility’s procedures for transfer. Although delivery of shares may be effected through a book-entry transfer into the depositary’s account at the book-entry transfer facility, either (1) a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof with any required signature guarantees, or an agent’s message, and any other required documents must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover page of this document before the expiration date or (2) the guaranteed delivery procedure described below must be followed. Delivery of the letter of transmittal and any other required documents to the book-entry transfer facility does not constitute delivery to the depositary.

      The term “agent’s message” means a message transmitted by the book-entry transfer facility to, and received by, the depositary, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the shares that such participant has received and agrees to be bound by the terms of the letter of transmittal and that Netro may enforce such agreement against such participant.

      Federal Backup Withholding Tax. Under the United States federal backup withholding tax rules, a portion of the gross proceeds (currently 30%) payable to a stockholder or other payee under the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person’s taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. In addition, if the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering stockholder should complete and sign the Substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding. Specified stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are not subject to these backup withholding and reporting requirements rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or other applicable form, signed under penalties of perjury, attesting to that stockholder’s exempt status. The applicable form can be obtained from the information agent. See Instruction 12 of the related letter of transmittal.

      TO PREVENT FEDERAL BACKUP WITHHOLDING TAX ON THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED UNDER THE TENDER OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST

PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER’S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

      For a discussion of United States federal income tax consequences to tendering stockholders that are U.S. holders (as defined in Section 13), see Section 13.

      Guaranteed Delivery. If a stockholder desires to tender shares under the tender offer and the stockholder’s share certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary before the expiration date, the shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

(a) the tender is made by or through an eligible guarantor institution;

(b) the depositary receives by hand, mail, overnight courier, telegram or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form Netro has provided with this document, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such notice of guaranteed delivery; and

(c) the certificates for all tendered shares, in proper form for transfer, or confirmation of book-entry transfer of such shares into the depositary’s account at the book-entry transfer facility, together with a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, and any required signature guarantees, or an agent’s message, or other documents required by the letter of transmittal, are received by the depositary within three trading days on The Nasdaq National Market after the date of receipt by the depositary of the notice of guaranteed delivery.

      Return of Unpurchased Shares. If any tendered shares are not purchased under the tender offer or are properly withdrawn before the expiration date, or if less than all shares evidenced by a stockholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the tender offer or the proper withdrawal of the shares, as applicable, or, in the case of shares tendered by book-entry transfer at the book-entry transfer facility, the shares will be credited to the appropriate account maintained by the tendering stockholder at the book-entry transfer facility, in each case without expense to the stockholder.

      Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by Netro, in its sole discretion, and its determination will be final and binding on all parties. Netro reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for which Netro determines may be unlawful. Netro also reserves the absolute right to waive any of the conditions of the tender offer or any defect or irregularity in any tender with respect to any particular shares or any particular stockholder and Netro’s interpretation of the terms of the tender offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by Netro. None of Netro, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

      Tendering Stockholder’s Representation and Warranty; Netro’s Acceptance Constitutes an Agreement. A tender of shares under any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the tender offer, as well as the tendering stockholder’s representation and warranty to Netro that (1) the stockholder has a net long position in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the Commission under the Exchange Act and (2) the tender of shares complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot (including any extensions thereof), the person so tendering (1) has a net long position equal to or greater than the amount tendered in (x) the subject securities or (y) securities immediately convertible into, or exchangeable or exercisable for, the subject securities and (2) will deliver or cause to be delivered the shares in accordance with the terms of the tender offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Netro’s acceptance for payment of shares tendered under the tender offer will constitute a binding agreement between the tendering stockholder and Netro upon the terms and conditions of the tender offer.

      Lost or Destroyed Certificates. Stockholders whose certificate for part or all of their shares have been lost, stolen, misplaced or destroyed may contact American Stock Transfer & Trust Company, the transfer agent for Netro shares, at (718) 921-8293, for instructions as to obtaining a replacement certificate. That certificate will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by the stockholder to secure against the risk that the certificates may be subsequently recirculated. Stockholders are urged to contact the transfer agent immediately in order to permit timely processing of this documentation and to determine if the posting of a bond is required.

      CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL OR FACSIMILE THEREOF, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO NETRO, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO NETRO, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.	Withdrawal Rights.

      Except as otherwise provided in this Section 4, tenders of shares under the tender offer are irrevocable. Shares tendered under the tender offer may be withdrawn at any time before the expiration date and, unless theretofore accepted for payment by Netro under the tender offer, may also be withdrawn at any time after 12:00 midnight, New York City time, on Friday, September 13, 2002.

      For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the depositary at its address set forth on the back cover page of this document. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of such shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless such shares have been tendered for the account of an eligible guarantor institution.

      If shares have been tendered under the procedure for book-entry transfer set forth in Section 3, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn shares and must otherwise comply with such book-entry transfer facility’s procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Netro, in its sole discretion, whose determination will be final and binding. None of Netro, the depositary, the information agent, the dealer manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

      Withdrawals may not be rescinded and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

      If Netro extends the tender offer, is delayed in its purchase of shares, or is unable to purchase shares under the tender offer for any reason, then, without prejudice to Netro’s rights under the tender offer, the depositary may, subject to applicable law, retain tendered shares on behalf of Netro, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4.

5.     Purchase of Shares and Payment of Purchase Price.

      Upon the terms and subject to the conditions of the tender offer, as promptly as practicable following the expiration date, Netro (1) will determine the purchase price it will pay for shares properly tendered and not properly withdrawn before the expiration date, taking into account the number of shares so tendered and the prices specified by tendering stockholders, and (2) will accept for payment and pay for, and thereby purchase, shares properly tendered at prices at or below the purchase price and not properly withdrawn before the expiration date. For purposes of the tender offer, Netro will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the proration provisions of the tender offer, only when, as and if it gives oral or written notice to the depositary of its acceptance of the shares for payment under the tender offer.

      Upon the terms and subject to the conditions of the tender offer, as promptly as practicable after the expiration date, Netro will accept for payment and pay a single per share purchase price for 23,000,000 shares, subject to increase or decrease as provided in Section 14, if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices not in excess of $4.00 nor less than $3.50 per share.

      Netro will pay for shares purchased under the tender offer by depositing the aggregate purchase price for such shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Netro and transmitting payment to the tendering stockholders.

      In the event of proration, Netro will determine the proration factor and pay for those tendered shares accepted for payment as soon as practicable after the expiration date; however, Netro does not expect to be able to announce the final results of any proration and commence payment for shares purchased until approximately seven to ten business days after the expiration date. Certificates for all shares tendered and not purchased, including all shares tendered at prices in excess of the purchase price and shares not purchased due to proration, will be returned to the tendering stockholder, or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with the book-entry transfer facility by the participant therein who so delivered the shares, at Netro’s expense as promptly as practicable after the expiration date or termination of the tender offer without expense to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE BE PAID BY NETRO REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT. In addition, if certain events occur, Netro may not be obligated to purchase shares under the tender offer. See Section 6.

      Netro will pay all stock transfer taxes, if any, payable on the transfer to it of shares purchased under the tender offer. If, however, payment of the purchase price is to be made to any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the letter of transmittal.

      ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE UNDER THE TENDER OFFER. SEE SECTION 3. ALSO SEE SECTION 13 REGARDING UNITED STATES FEDERAL INCOME TAX CONSEQUENCES FOR FOREIGN STOCKHOLDERS.

6.     Conditions of the Tender Offer.

      Notwithstanding any other provision of the tender offer, Netro will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after July 19, 2002 and before the expiration date any of the following events shall have occurred (or shall have been determined by Netro to have occurred) that, in Netro’s judgment and regardless of the circumstances giving rise to the event or events (including any action or omission to act by Netro), makes it inadvisable to proceed with the tender offer or with acceptance for payment:

(a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly (i) challenges the making of the tender offer or the acquisition of some or all of the shares under the tender offer or otherwise relates in any manner to the tender offer or (ii) in Netro’s judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Netro and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Netro or any of its subsidiaries or materially impair the contemplated benefits of the tender offer to Netro;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or Netro or any of its subsidiaries, by any court or any authority, agency or tribunal that, in Netro’s judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the shares illegal or otherwise restrict or prohibit completion of the tender offer, (ii) delay or restrict the ability of Netro, or render Netro unable, to accept for payment or pay for some or all of the shares, (iii) materially impair the contemplated benefits of the tender offer to Netro or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Netro and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Netro or any of its subsidiaries;

(c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States or the European Union, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the European Union, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories, (iv) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the judgment of Netro, have a material adverse effect on Netro’s business, operations or prospects or the trading in the shares, (v) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof or (vi) any decline in either the Nasdaq Composite Index or the Standard and Poor’s Index of 500 Industrial Companies by a material amount (including, without limitation, an amount in excess of 10%) from the close of business on July 18, 2002;

(d) a tender offer or exchange offer for any or all of the shares (other than this tender offer), or any merger, business combination or other similar transaction with or involving Netro or any subsidiary, shall have been proposed, announced or made by any person;

(e) (i) any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the Commission on or before July 18, 2002), (ii) any such entity, group or person who has filed a Schedule 13D or Schedule 13G with the Commission on or before July 18, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire Netro or any of its subsidiaries or any of their respective assets or securities other than in connection with a transaction authorized by the board of directors of Netro;

(f) any change or changes shall have occurred in the business, financial condition, assets, income, operations, prospects or stock ownership of Netro or its subsidiaries that, in Netro’s judgment, is or may be material and adverse to Netro or its subsidiaries; or

(g) Netro determines that there is a reasonable likelihood that either (i) the shares would be held of record by less than 300 persons, or (ii) the completion of the tender offer and the purchase of the shares may otherwise cause the shares to be delisted from Nasdaq or to be eligible for deregistration under the Exchange Act.

      The foregoing conditions are for the sole benefit of Netro and may be asserted by Netro regardless of the circumstances (including any action or inaction by Netro) giving rise to any such condition, and may be waived by Netro, in whole or in part, at any time in its sole discretion. Netro’s failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right. Each such right is an ongoing right and may be asserted at any time and from time to time. Any determination or judgment by Netro concerning the events described above will be final and binding on all parties.

7.     Price Range of Shares; Dividends.

      The shares are listed and traded on The Nasdaq National Market under the trading symbol “NTRO.” The following table sets forth, for the fiscal quarters indicated, the high and low prices of the Company’s common stock on The Nasdaq National Market. The Company has declared no dividends between January 1, 2000 and the date of this document.

	High	Low

Fiscal 2000:
First Quarter	$119.63	$32.94
Second Quarter	77.13	22.64
Third Quarter	85.88	43.50
Fourth Quarter	60.88	6.31

	High	Low

Fiscal 2001:
First Quarter	$11.63	$4.88
Second Quarter	6.25	3.31
Third Quarter	4.00	2.21
Fourth Quarter	4.10	2.36
Fiscal 2002:
First Quarter	$3.94	$2.60
Second Quarter	3.05	2.06
Third Quarter (thru July 17, 2002)	2.52	2.13

      On July 17, 2002, the last trading day before the date of announcement of the tender offer, the last reported sale price of the shares on The Nasdaq National Market was $2.49. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.

      Rights Agreement. On July 23, 2001, Netro entered into a Rights Agreement with American Stock Transfer & Trust Company as Rights Agent. On January 14, 2002, Netro and American Stock Transfer & Trust Company, as Rights Agent, entered into an Amended and Restated Rights Agreement (as amended, the “Rights Agreement”).

      On July 16, 2002, the Board of Directors of Netro approved an amendment to the Rights Agreement to clarify that Carso Global Telecom S.A. de C.V. and its affiliates and associates will not become an acquiring person (as defined below) solely as a result of an acquisition by Netro of common stock (including as a result of this tender offer).

      The rights attach to all certificates representing shares of common stock outstanding at the close of business on August 16, 2001 and will attach to any shares of common stock issued by Netro, including upon the exercise of any warrants and options or upon conversion of any convertible debt securities, after August 16, 2001, and prior to the “distribution date,” as defined below. The rights will become exercisable and will separate from the common stock and be represented by separate certificates at the distribution date, which generally will be the date 10 days after anyone acquires or commences a tender or exchange offer to acquire 15% or more of Netro’s outstanding common stock (such person being referred to as an “acquiring person”). The rights will not be exercisable until such date, if any, and will expire on July 23, 2011, unless this date is extended or unless the rights are earlier exchanged or redeemed by Netro. Upon the distribution date, the rights will initially be exercisable, at a price of $20, for one one-hundredth of a share of Netro’s Series A Participating Cumulative Preferred Stock, although the terms of the exercise are subject to adjustment under the Rights Agreement. Under the Rights Agreement, the following are not acquiring persons:

•	Netro;

•	any of Netro’s subsidiaries;

•	employee benefit plans of Netro or any of its subsidiaries;

•	any person who the Board determines in good faith has become the beneficial owner of more than 15% or more of the shares inadvertently and without any intention of changing or influencing control of Netro, unless and until such person has failed to divest itself as soon as practicable (as determined in good faith by the Board) of sufficient shares of Netro common stock so that such person ceases to be the beneficial owner of 15% or more of the Netro common stock;

•	any person who becomes the beneficial owner of 15% or more of Netro common stock solely as a result of an acquisition by Netro of common stock (including as a result of this tender offer), except that such a person will be an acquiring person if such person acquires any additional shares of Netro common stock;

•	Carso Global Telecom S.A. de C.V. and its affiliates and associates, including Global Telecom LLC, so long as it does not become a beneficial owner of 19.9% or more of the outstanding shares of Netro common stock, unless it becomes the owner of 19.9% or more of the outstanding Netro common stock solely as a result of an acquisition by Netro of common stock (including as a result of this tender offer);

•	AT&T Wireless Services, Inc. and its affiliates and associates shall not be an acquiring person solely as a result of (i) the announcement, approval, execution and delivery of the Asset Purchase Agreement, dated January 14, 2002 with Netro and consummation of the transactions contemplated thereunder or (ii) the beneficial ownership of Lewis Chakrin that is attributable to securities or rights to acquire securities, which securities or rights were acquired by Lewis Chakrin in his capacity as a director as a result of grants made available to all non-employee directors of the company; or

•	certain other limited exceptions.

      Upon any person becoming an acquiring person, subject to the exception noted below in this paragraph, each right will entitle the holder to purchase the number of shares of common stock of Netro having a then current market value of twice the exercise price of the right. For example, at the initial exercise price of $20, upon exercise, each right would entitle its holder to receive $40 worth of common stock of Netro or other consideration, as described below. In addition, each right will entitle the holder to purchase the number of shares of common stock of the acquiring company having a current market value of twice the exercise price of the right, if, after the date upon which someone has become an acquiring person:

•	Netro is party to certain merger or another business combination transactions in which Netro is not the surviving corporation or its common stock is exchanged for other securities or assets; or

•	Netro sells or otherwise transfers 50% or more of its aggregated assets or earning power.

      If either of the above events occur, the acquiring company shall assume all of Netro’s obligations under the Rights Agreement.

      From and after the occurrence of the event that triggers the exercise of the rights, any rights that are or were acquired or beneficially owned by any acquiring person, any associate or any affiliate shall be void and any holder of those rights shall thereafter have no right to exercise or transfer those rights.

      At any time prior to the date upon which it someone has become an acquiring person, the Board may redeem all, but not less than all, of the outstanding rights at a price of $0.001 per right, subject to adjustment. Immediately upon any redemption of the rights, the right to exercise the rights will terminate, and the only right of the holders of rights will be to receive the redemption price.

      At any time after a person becomes an acquiring person and prior to the time that any acquiring person becomes the beneficial owner of more than 50% of the outstanding shares of Netro common stock, Netro’s Board of Directors may exchange all, but not less than all, the then outstanding rights, other than those rights owned by the acquiring person or any associate or affiliate thereof for shares of Netro common stock at an exchange ratio of one share of common stock per right.

      In the event that, after the rights become exercisable for shares of the Netro common stock, there is an insufficient number of shares of the Netro common stock available to permit the full exercise of the rights, the Board has the ability to substitute an equivalent value in debt or equity securities or other assets (or a combination thereof).

      Prior to the distribution date, the Rights Agreement may be amended in any respect by the Board without the consent of the holders of the rights.

      The foregoing description of the rights is qualified in its entirety by reference to the Amended and Restated Rights Agreement, a copy of which has been filed as Exhibit 2 to Amendment No. 1 to Form 8-A filed by Netro on January 22, 2002 with the Commission and by reference to the amendment approved by the Board on July 16, 2002. Such amendment will be timely filed with the Commission. Such reports and exhibits may be obtained from the Commission in the manner provided in Section 9.

8.     Source and Amount of Funds.

      Assuming that the maximum 23,000,000 shares are tendered in the offer at a price between $4.00 and $3.50 per share, the aggregate purchase price will be between $92,000,000 and $80,500,000. Netro expects that its fees and expenses for the offer will be approximately $2,300,000. Netro expects to fund its purchase of shares tendered in the offer from available cash on hand.

9.     Certain Information Concerning Netro.

      Netro is a provider of broadband, point-to-multipoint, fixed wireless equipment. Telecommunications service providers use the Company’s equipment to provide voice and high speed data access connections to end users, or between locations in the metropolitan telecommunications network, as an alternative to using wired or other connectivity. Netro’s products are designed to provide access connectivity to residences and small and mid-sized businesses, as well as to provide infrastructure transmission connections between mobile phone service hubs and the core mobile telecommunications network. Netro began commercially shipping its first point-to-multipoint product, AirStar, in 1998. AirStar is mainly targeted at service providers offering voice and high speed data services to small and mid-sized enterprises and mobile phone service providers for infrastructure applications.

      In February of 2002, the Company acquired from AT&T Wireless Services, Inc. their fixed wireless development team, a license to intellectual property, equipment and proprietary software assets. The technology was originally developed under the code name “Angel.” The Angel product was commercially deployed in the United States by AT&T Wireless and is mainly targeted at service providers offering voice and high speed data services to residential and small business customers, segments that the Company does not address with the AirStar platform.

      The Company was incorporated in California on November 14, 1994 and reincorporated in Delaware on June 19, 2001. Netro’s principal executive offices are located at 3860 N. First Street, San Jose, CA 95134 and the Company’s telephone number is (408) 216-1500.

SUMMARY UNAUDITED PRO FORMA FINANCIAL DATA

      The following summary historical consolidated financial data has been derived from the accounting records of Netro. The historical information is derived from the Company’s condensed consolidated financial statements contained in the Company’s Quarterly Report on Form 10-Q reporting the results of their operations for the quarter ended March 31, 2002 and the Company’s Annual Report on Form 10-K reporting the results of operations for the year ended December 31, 2001. In the opinion of management of the Company, the summary historical financial information as of and for the quarter ended March 31, 2002, includes all adjusting entries (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein. For additional historical financial information, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

      The following pro forma financial information gives effect to the purchase of shares pursuant to the tender offer, based on the assumptions described in the footnotes below. This pro forma information does not purport to be indicative of the results that would have been obtained or results that may be obtained in the future, or the financial condition that would have resulted if the purchase of the shares pursuant to the tender offer had been completed at the date indicated.

      In addition to the information provided below, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2002, which are incorporated by reference herein.

NETRO CORPORATION

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Three Months Ended March 31, 2002

		Pro Forma
		Adjustments				Pro Forma

		At $4.00		At $3.50		At $4.00	At $3.50
	As	Purchase		Purchase		Purchase	Purchase
	Reported	Price		Price		Price	Price

	(In thousands except share amounts)
Revenues	$5,008					$5,008	$5,008
Cost of revenues	4,395					4,395	4,395

Gross profit	613	0		0		613	613

Research and development	7,223					7,223	7,223
Sales and marketing	3,691					3,691	3,691
General and administrative	6,284					6,284	6,284
Amortization of deferred stock compensation	180					180	180
Amortization of acquired intangible assets	385					385	385
Acquired in-process research and development	17,600					17,600	17,600

Total operating expenses	35,363	0		0		35,363	35,363

Loss from operations	(34,750)	0		0		(34,750)	(34,750)
Other income, net	2,355	(707	) (2)	(621	) (2)	1,648	1,734

Net loss before provision for income taxes	(32,395)	(707)		(621)		(33,102)	(33,016)
Provision for income taxes	36		(3)		(3)	36	36

Net loss	$(32,431)	$(707)		$(621)		$(33,138)	$(33,052)

Basic and diluted net loss per share	$(0.57)					$(0.97)	$(0.97)

Shares used to compute basic and diluted net loss per share	56,997	(23,000	) (1)	(23,000	) (1)	33,997	33,997

Deficiency of earnings available to cover fixed charges	$32,395					$33,102	$33,016

NETRO CORPORATION

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2001

		Pro Forma Adjustments				Pro Forma

		At $4.00		At $3.50		At $4.00	At $3.50
	As	Purchase		Purchase		Purchase	Purchase
	Reported	Price		Price		Price	Price

	(In thousands except share amounts)
Revenues	$23,659					$23,659	$23,659
Cost of revenues	62,512					62,512	62,512

Gross loss	(38,853)	0		0		(38,853)	(38,853)

Research and development	25,782					25,782	25,782
Sales and marketing	13,281					13,281	13,281
General and administrative	16,996					16,996	16,996
Amortization of deferred stock compensation	857					857	857

Total operating expenses	56,916	0		0		56,916	56,916

Loss from operations	(95,769)	0		0		(95,769)	(95,769)
Other income, net	16,541	(4,715	) (2)	(4,140	) (2)	11,826	12,401

Net loss before provision for income taxes	(79,228)	(4,715)		(4,140)		(83,943)	(83,368)
Provision for income taxes	76		(3)		(3)	76	76

Net loss	$(79,304)	$(4,715)		$(4,140)		$(84,019)	$(83,444)

Basic and diluted net loss per share	$(1.52)					$(2.88)	$(2.86)

Shares used to compute basic and diluted net loss per share	52,196	(23,000	) (1)	(23,000	) (1)	29,196	29,196

Deficiency of earnings available to cover fixed charges	$79,228					$83,943	$83,368

NETRO CORPORATION

Unaudited Pro Forma Condensed Consolidated Balance Sheet at March 31, 2002

		Pro Forma Adjustments				Pro Forma

		At $4.00		At $3.50		At $4.00	At $3.50
		Purchase		Purchase		Purchase	Purchase
	As Reported	Price		Price		Price	Price

	(In thousands except per share amounts)
Assets
Cash and cash equivalents	$93,565					93,565	93,565
Short-term marketable securities	94,466	(94,300	) (1)	(82,800	) (1)	166	11,666
Trade accounts receivable, net	5,493					5,493	5,493
Inventory, net	6,365					6,365	6,365
Prepaid expenses and other current assets	3,981					3,981	3,981

Total current assets	203,870	(94,300)		(82,800)		109,570	121,070
Equipment and leasehold improvements, net	9,275					9,275	9,275
Long-term marketable securities	106,657					106,657	106,657
Acquired intangible assets	27,766					27,766	27,766
Other assets	2,234					2,234	2,234

Total assets	$349,802	(94,300)		(82,800)		$255,502	$267,002

Liabilities and Stockholders’ Equity
Current portion of long-term debt and capital leases	$956					$956	$956
Trade accounts payable	3,884					3,884	3,884
Accrued liabilities	27,315					27,315	27,315

Total current liabilities	32,155	0		0		32,155	32,155
Long-term debt and capital leases, net of current portion	0					0	0
Deferred facilities rent	133					133	133

Total liabilities	32,288	0		0		32,288	32,288

Stockholders’ equity:
Common stock	536,336	(94,300	) (1)	(82,800	) (1)	442,036	453,536
Deferred stock compensation	(561)					(561)	(561)
Accumulated other comprehensive income	56					56	56
Accumulated deficit	(218,317)					(218,317)	(218,317)

Total stockholders’ equity	317,514	(94,300)		(82,800)		223,214	234,714

Total liabilities and stockholders’ equity	$349,802	(94,300)		(82,800)		$255,502	$267,002

Book value per common share	$5.21					$5.89	$6.19

Common shares outstanding used to calculate book value per share	60,898	(23,000	) (1)	(23,000	) (1)	37,898	37,898

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

      The unaudited pro forma financial information is based on the historical financial statements of the Company. Pro forma statements of operations information assumes the transaction had taken place as of January 1, 2001, the beginning of the Company’s fiscal year. Pro forma balance sheet information assumes the transaction had taken place as of March 31, 2002. The unaudited pro forma financial information is based on certain assumptions and estimates and, therefore, do not purport to be indicative of results that actually would have been achieved if the transaction had been completed as of such dates or indicative of future results of operations or financial condition. The unaudited pro forma financial information should be read in conjunction with the Company’s historical consolidated financial statements and notes thereto incorporated by reference in this document. The historical consolidated financial statements have been adjusted to reflect the following assumptions:

(1) Reflects the Company’s acquisition and retirement of 23,000,000 shares pursuant to the offer at prices of $3.50 and $4.00 per share, with the purchase being financed by liquidating marketable securities. Also reflects expenses directly related to the offer which are estimated to be $2,300,000 and have been recorded as a reduction to common stock.

(2) Reflects the reduction of investment income due to reduced level of marketable securities during the periods. The assumed interest rates for purposes of calculating reduced investment income were approximately five percent for the year ended December 31, 2001 and approximately three percent for the three months end March 31, 2002, and approximates the actual interest rates earned on the marketable securities for the periods indicated.

(3) The Company has established a valuation allowance for the total deferred tax asset because, given the Company’s limited operating history and accumulated deficit, it is uncertain that the deferred asset will be realized. Therefore, there is no income tax benefit arising from the pro forma reduction of investment income related to the above liquidation of marketable securities.

(4) Earnings consist of net loss before provision for income taxes plus fixed charges. Fixed charges consist of interest expense and an estimate of the interest component of rental expense. The Company used one-third of rental expense as the interest component of rental expense that management believes is a reasonable approximation of the interest component.

      Further Developments. On July 18, 2002, Netro announced its preliminary and unaudited financial results for the three months ended June 30, 2002. A copy of the announcement is attached as Exhibit A. For the three months ended June 30, 2002, Net Loss was $18.5 million, Net Loss per share was $0.30, the balance of cash, cash equivalents and investments was $278.1 million, or $4.56 per basic share. If Netro had completed the offer for 23,000,000 shares on April 1, 2002, the balance of cash, cash equivalents and investments would have been $183.8 million and $195.3 million, net loss would have been $19.2 million or $19.1 million and net loss per share would have been $0.50 or $0.50, in each case, based on a price per share of $4.00 and $3.50, respectively.

      Additional Information. Netro is subject to the information requirements of the Exchange Act, and in accordance therewith files periodic reports, proxy statements and other information relating to its business, financial condition and other matters. Netro is required to disclose in such proxy statements certain information, as of particular dates, concerning the Netro directors and executive officers, their compensation, stock options granted to them, the principal holders of the securities of Netro and any material interest of such persons in transactions with Netro. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Netro has filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to the tender offer. Such material and other information may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained by mail, upon payment of the Commission’s customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site on the Internet at http:// www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including Netro, that file electronically with the Commission.

      Netro urges you to review its Annual Report on Form 10-K for the year ended December 31, 2001 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

10.	Interest of Directors and Executive Officers; Transactions and Arrangements Concerning Shares.

      As of July 12, 2002, Netro had 61,194,406 issued and outstanding shares of common stock. The 23,000,000 shares Netro is offering to purchase under the tender offer represent approximately 37.59% of the shares outstanding as of July 12, 2002.

      As of July 12, 2002, Netro’s directors and executive officers as a group (12 persons) beneficially owned an aggregate of 13,628,884 shares of Netro common stock, representing approximately 21.62% of outstanding shares. The directors and executive officers of the Company are entitled to participate in the tender offer on the same basis as all other stockholders. Our directors and officers have advised the Company that they do not intend to tender any shares in the tender offer. However, certain affiliates of our directors, including AT&T wireless and an adult son of Gideon Ben-Efraim, may elect to tender some or all of their shares in the tender offer.

      As of July 12, 2002, the aggregate number and percentage of Netro securities that were beneficially owned by the directors and executive officers of Netro were as appears in columns two and three of the table below. Gideon Ben-Efraim beneficially owned 6.04% of the Company’s shares and Lewis Chakrin, due to his affiliation with AT&T Wireless, beneficially owned 13.40% of the Company’s shares as of that date. No other directors or officers of the Company beneficially owned more than 1.0% of Netro’s shares as of July 12, 2002. Assuming Netro purchases 23,000,000 shares of common stock and that no director or executive officer tenders any shares under the tender offer (as is intended by the directors and executive officers), then after the purchase of shares under the tender offer, the directors and executive officers as a group will beneficially own approximately 34.05% of the outstanding common stock. Other than Mr. Ben-Efraim and Mr. Chakrin, none of Netro’s directors or executive officers will beneficially own more than 1.0% of the Company’s shares after the tender offer. The percentage beneficial ownership of each director and officer will be approximately as appears in column four of the table below.

      On July 31, 2002, the current purchase period of the Amended and Restated 1999 Employee Stock Purchase Plan (the “ESPP”) will end. On that date, most employees of the Company, including all officers other than Gideon Ben-Efraim, will be entitled to purchase up to 2,000 shares of Company common stock. The exact number of shares purchased by each employee will depend upon such employee’s contribution to the plan. Stock purchased under the ESPP will be eligible for the tender offer. Our executive officers have advised us that they do not intend to tender any shares in the tender offer, including any shares purchased under the ESPP.

		Percentage	Percentage Ownership
	Shares of	Ownership of	After Tender Offer
	Netro	Shares	(Assuming Netro
	Common	Outstanding	Purchases 23,000,000
	Stock	as of	Shares and No Director
	Beneficially	July 12,	or Executive Officer
Directors and Officers(1)	Owned(2)	2002	Tenders)

Gideon Ben-Efraim(3)	3,740,084	6.04%	9.62%
Chief Executive Officer, President and Chairman of the Board of Directors
John Perry(4)	420,771	*	1.09%
Chief Technology Officer & Senior Vice President, Marketing
Sanjay Khare(5)	161,927	*	*
Vice President and Chief Financial Officer

		Percentage	Percentage Ownership
	Shares of	Ownership of	After Tender Offer
	Netro	Shares	(Assuming Netro
	Common	Outstanding	Purchases 23,000,000
	Stock	as of	Shares and No Director
	Beneficially	July 12,	or Executive Officer
Directors and Officers(1)	Owned(2)	2002	Tenders)

John Saw, Ph.D.(6)	1,483	*	*
Senior Vice President, Fixed Wireless Access
Peter Carson(7)	115,392	*	*
Senior Vice President, Worldwide Sales
Shlomo Yariv(8)	186,499	*	*
Chief Operating Officer
Richard M. Moley(9)	253,235	*	*
Chairman, Emeritus of the Board of Directors
Thomas R. Baruch(10)	234,118	*	*
Director
Irwin Federman(11)	146,209	*	*
Director
Lewis Chakrin(12)	8,200,000	13.40%	21.47%
Director
Shirley Young(13)	10,000	*	*
Director
Sanford Robertson(14)	159,166	*	*
Director

*	Indicates less than 1.0%

(1)	Except as otherwise indicated in the footnotes, (i) the business address of each person listed in the table is c/o Netro Corporation, 3860 N. First Street, San Jose, CA 95134, (ii) the business telephone number is (408) 216-1500, and (iii) the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)	Percentage of beneficial ownership is based on 61,194,406 shares of common stock outstanding as of July 12, 2002, together with options that are exercisable within 60 days of July 12, 2002 for each stockholder listed. Beneficial ownership is determined in accordance with the rules of the Commission.

(3)	Includes 685,834 shares issuable upon exercise of options exercisable within 60 days of July 12, 2002 and 250,000 shares held by an adult son of Mr. Ben-Efraim. Mr. Ben-Efraim disclaims beneficial ownership with respect to the shares held by his adult son. All other shares are held by the Gideon and Bina Ben-Efraim Family Trust dated July 29, 1994, as amended.

(4)	Includes 357,499 shares issuable upon exercise of options exercisable within 60 days of July 12, 2002 and 2,000 shares issuable on July 31 in accordance with the Company’s 1999 Employee Stock Purchase Plan.

(5)	Includes 155,124 shares issuable upon exercise of options exercisable within 60 days of July 12, 2002 and 2,000 shares issuable on July 31 in accordance with the Company’s 1999 Employee Stock Purchase Plan.

(6)	Includes 1,483 shares issuable on July 31 in accordance with the Company’s 1999 Employee Stock Purchase Plan.

(7)	Includes 114,165 shares issuable upon exercise of options exercisable within 60 days of July 12, 2002 and 458 shares issuable on July 31 in accordance with the Company’s 1999 Employee Stock Purchase Plan.

(8)	Includes 182,499 shares issuable upon exercise of options exercisable within 60 days of July 12, 2002 and 2,000 shares issuable on July 31 in accordance with the Company’s 1999 Employee Stock Purchase Plan. Mr. Yariv also owns 2,500,000 shares of common stock of the Company’s subsidiary, Bungee Communications, Ltd. This ownership is not reflected in the table above.

(9)	Includes 151,666 shares issuable upon exercise of options exercisable within 60 days of July 12, 2002. Mr. Moley’s business address is c/o Storm Ventures, 250 Cambridge Ave., Suite 200, Palo Alto, CA 94306.

(10)	Includes 63,333 shares issuable upon exercise of options exercisable within 60 days of July 12, 2002. Mr. Baruch’s business address is c/o CMEA Ventures, One Embarcadero Center, Suite #3250, San Francisco, CA 94111.

(11)	Includes 63,333 shares issuable upon exercise of options exercisable within 60 days of July 12, 2002. Mr. Federman’s business address is c/o U.S. Venture Partners, 2735 Sand Hill Road, Menlo Park, CA 94025.

(12)	Includes 8,200,000 shares owned by AT&T Wireless Services, Inc. that Mr. Chakrin is deemed to individually own beneficially due to his affiliation with AT&T Wireless as an executive officer of that company. Mr. Chakrin disclaims beneficial ownership with respect to the shares held by AT&T Wireless. Mr. Chakrin’s business address is c/o AT&T Wireless Services, Inc., 150 Mt. Airy Road, Room 1N37, Basking Ridge, NJ 07920.

(13)	Ms. Young’s business address is c/o Shirley Young Associates, LLC, 747 Third Ave., 12th Floor, New York, NY 10017.

(14)	Includes 59,166 shares issuable upon exercise of options exercisable within 60 days of July 12, 2002. Mr. Robertson’s business address is c/o Francisco Partners, L.P., 2882 Sand Hill Road, Suite #280, Menlo Park, CA 94025.

      On July 7, 2000, Yair Ben-Efraim, an adult son of Gideon Ben-Efraim, entered into a collar transaction through his broker at Merrill Lynch in Century City, California, whereby he sold 80,000 call options at $79.55 per share and bought 80,000 put options at $49.72 per share. All options were to expire on July 1, 2002. On July 1, 2002, Yair Ben-Efraim exercised the put options and sold 80,000 shares of Netro common stock for $49.72 per share, realizing proceeds of approximately $3.98 million.

      Agreements, Arrangements or Understandings. In March 1995, the Company entered into an employment agreement with Gideon Ben-Efraim, the Company’s Chief Executive Officer, President and Chairman of the Board. The agreement was amended in June 1995. Under the agreement, if Mr. Ben-Efraim is terminated other than for cause, he would become entitled to a lapse of 25% of the Company’s repurchase option on his then currently unvested shares, including those held by his family trust. If the Company enters into certain change-of-control transactions, as defined in the agreement, Mr. Ben-Efraim’s options and shares subject to repurchase, including those held by his family trust, will become fully vested and will no longer be subject to repurchase by the Company. The agreement also provides that, in the event the Company grants registration rights to any officers or investors, the Company will grant no less favorable rights to Mr. Ben-Efraim.

      On February 12, 2002, Netro entered into a Registration Rights Agreement with AT&T Wireless Services, Inc. Mr. Chakrin, one of Netro’s Directors, is an officer of AT&T Wireless Services, Inc. Pursuant to the Registration Rights Agreement with the Company, Netro agreed to file and keep effective a registration statement on Form S-3 until the later of (i) February 12, 2004 or (ii) the date on which AT&T Wireless no longer has a representative on the Company’s Board of Directors or such earlier date upon which AT&T Wireless no longer holds the securities subject to such agreement. In addition, under the terms of the Registration Rights Agreement, so long as AT&T Wireless has a representative on the Company’s Board, it generally may not sell any of the securities subject to such agreement during the regular and special blackout periods under the Company’s insider trading policy. Although this tender offer will commence under a blackout period, AT&T Wireless will be eligible to tender some or all of its shares after the blackout period ends on July 23, 2002.

      Except as otherwise described in this offer to purchase, neither Netro nor, to the best of Netro’s knowledge, any of its affiliates, directors or executive officers, is a party to any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of the Company, including, but not limited to, any agreement, arrangement or understanding relating to the transfer or voting of securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents or authorizations.

11.	Effects of the Tender Offer on the Market for Shares; Registration under the Exchange Act.

      The purchase by Netro of shares under the tender offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of stockholders. Nonetheless, Netro anticipates that there will be a sufficient number of shares outstanding and publicly traded following completion of the tender offer to ensure a continued trading market for the shares. Based upon published guidelines of Nasdaq and the conditions of the tender offer, Netro does not believe that its purchase of shares under the tender offer will cause the remaining outstanding shares of Netro common stock to be delisted from Nasdaq.

      The shares are now “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such shares as collateral. Netro believes that, following the purchase of shares under the tender offer, the shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin rules and regulations.

      The shares are registered under the Exchange Act, which requires, among other things, that Netro furnish certain information to its stockholders and the Commission and comply with the Commission’s proxy rules in connection with meetings of the Netro stockholders. Netro believes that its purchase of shares under the tender offer pursuant to the terms of the tender offer will not result in the shares becoming eligible for deregistration under the Exchange Act.

12.	Legal Matters; Regulatory Approvals.

      Except as described above, Netro is not aware of any license or regulatory permit that appears material to its business that might be adversely affected by its acquisition of shares as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by Netro as contemplated by the tender offer. Should any such approval or other action be required, Netro presently contemplates that it will seek that approval or other action. Netro is unable to predict whether it will be required to delay the acceptance for payment of or payment for shares tendered under the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to its business and financial condition. The obligations of Netro under the tender offer to accept for payment and pay for shares is subject to conditions. See Section 6.

13.	United States Federal Income Tax Consequences.

      The following summary describes the material U.S. federal income tax consequences relating to the tender offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only shares that are held as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, certain expatriates, persons who hold shares as a position in a “straddle” or as a part of a “hedging,” “conversion” or “constructive sale” transaction for U.S. federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, except as otherwise specifically noted, this discussion applies only to “U.S. holders” (as defined below). This summary also does not address the state, local or foreign tax consequences of participating in the tender offer. For purposes of this discussion, a “U.S. holder” means:

•	a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

•	an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•	a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all of its substantial decisions.

      If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding shares should consult their tax advisors.

      STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING OR NOT PARTICIPATING IN THE TENDER OFFER.

      Characterization of the Purchase. The purchase of shares by Netro under the tender offer will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the purchase, a U.S. holder will, depending on the U.S. holder’s particular circumstances, be treated either as having sold the U.S. holder’s shares or as having received a distribution in respect of stock from Netro.

      Under Section 302 of the Code, a U.S. holder whose shares are purchased by Netro under the tender offer will be treated as having sold its shares, and thus will recognize capital gain or loss if the purchase:

•	results in a “complete termination” of the U.S. holder’s equity interest in Netro;

•	results in a “substantially disproportionate” redemption with respect to the U.S. holder; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. holder.

      Each of these tests, referred to as the “Section 302 tests,” is explained in more detail below.

      If a U.S. holder satisfies any of the Section 302 tests explained below, the U.S. holder will be treated as if it sold its shares to Netro and will recognize capital gain or loss equal to the difference between the amount of cash received under the tender offer and the U.S. holder’s adjusted tax basis in the shares surrendered in exchange therefor. This gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares that were sold exceeds one year as of the date of purchase by Netro under the tender offer. Specified limitations apply to the deductibility of capital losses by U.S. holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by Netro from a U.S. holder under the tender offer. A U.S. holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under the tender offer if less than all of its shares are tendered under the tender offer, and the order in which different blocks will be purchased by Netro in the event of proration under the tender offer. U.S. holders should consult their tax advisors concerning the mechanics and desirability of that designation.

      If a U.S. holder does not satisfy any of the Section 302 tests explained below, the purchase of a U.S. holder’s shares by Netro under the tender offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the U.S. holder. Instead, the amount received by the U.S. holder with respect to the purchase of its shares by Netro under the tender offer will be treated as a dividend distribution to the U.S. holder with respect to its shares under Section 301 of the Code, taxable at ordinary income tax rates, to the extent of the U.S. holder’s share of the current and accumulated earnings and profits (within the meaning of the Code) of Netro. To the extent the amount exceeds the U.S. holder’s share of the current and accumulated earnings and profits of Netro, the excess first will be treated as a tax-free return of capital to the extent, generally, of the U.S. holder’s adjusted tax basis in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a U.S. holder’s shares by Netro under the tender offer is treated as the receipt by the U.S. holder of a dividend, the U.S. holder’s adjusted tax basis in the purchased shares will be added to any shares retained by the U.S. holder.

      Netro does not expect to have current or accumulated earnings and profits in respect of its current taxable year. Accordingly, even if a U.S. Holder’s disposition of shares pursuant to the tender offer does not satisfy any of the Section 302 tests explained below, Netro does not expect any portion of the consideration received by the U.S. Holder to be treated as a dividend for U.S. federal income tax purposes.

      Constructive Ownership of Stock and Other Issues. In applying each of the Section 302 tests explained below, U.S. holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a U.S. holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the U.S. holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, U.S. holders should consult their tax advisors to determine whether the purchase of their shares under the tender offer qualifies for sale treatment in their particular circumstances.

      Netro cannot predict whether or the extent to which the tender offer will be oversubscribed. If the tender offer is oversubscribed, proration of tenders under the tender offer will cause Netro to accept fewer shares than are tendered. Therefore, no assurance can be given that a U.S. holder will be able to determine in advance whether its disposition of shares pursuant to the tender offer will be treated as a sale or exchange or as a distribution in respect of stock from Netro.

      Section 302 Tests. One of the following tests must be satisfied in order for the purchase of shares by Netro under the tender offer to be treated as a sale or exchange for U.S. federal income tax purposes:

•	Complete Termination Test. The purchase of a U.S. holder’s shares by Netro under the tender offer will result in a “complete termination” of the U.S. holder’s equity interest in Netro if all of the shares that are actually owned by the U.S. holder are sold under the tender offer and all of the shares that are constructively owned by the U.S. holder, if any, are sold under the tender offer or, with respect to shares owned by certain related individuals, the U.S. holder effectively waives, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the U.S. holder. U.S. holders wishing to satisfy the “complete termination” test through waiver of the constructive ownership rules should consult their tax advisors.

•	Substantially Disproportionate Test. The purchase of a U.S. holder’s shares by Netro under the tender offer will result in a “substantially disproportionate” redemption with respect to the

U.S. holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the U.S. holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the U.S. holder immediately before the purchase (treating as outstanding all shares purchased under the tender offer).

•	Not Essentially Equivalent to a Dividend Test. The purchase of a U.S. holder’s shares by Netro under the tender offer will be treated as “not essentially equivalent to a dividend” if the reduction in the U.S. holder’s proportionate interest in Netro as a result of the purchase constitutes a “meaningful reduction” given the U.S. holder’s particular circumstances. Whether the receipt of cash by a stockholder who sells shares under the tender offer will be “not essentially equivalent to a dividend” is independent of whether or not Netro has current or accumulated earnings and profits and will depend upon the stockholder’s particular facts and circumstances. The IRS has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a “meaningful reduction.” U.S. holders should consult their tax advisors as to the application of this test in their particular circumstances.

      Corporate Stockholder Dividend Treatment. If a corporate U.S. holder does not satisfy any of the Section 302 tests described above and, contrary to Netro’s expectations, Netro has current or accumulated earnings and profits in respect of its current taxable year, a corporate U.S. Holder may, to the extent that any amounts received by it under the tender offer are treated as a dividend, be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate U.S. holder pursuant to the tender offer that is treated as a dividend may constitute an “extraordinary dividend” under Section 1059 of the Code. Corporate U.S. holders should consult their own tax advisors as to the application of Section 1059 of the Code to the tender offer, and to the tax consequences of dividend treatment in their particular circumstances.

      Foreign Stockholders. The following discussion applies to stockholders who are “non-U.S. holders”. A “non-U.S. holder” is a person or entity that, for U.S. federal income tax purposes, is a:

•	non-resident alien individual, other than certain former citizens and residents of the United States subject to tax as expatriates;

•	foreign corporation; or

•	foreign estate or trust.

      As described above, Netro does not expect to have current or accumulated earnings and profits in respect of its current taxable year. Accordingly, even if a non-U.S. Holder’s disposition of shares pursuant to the tender offer does not satisfy any of the Section 302 tests explained above, Netro does not expect any portion of the consideration received by the non-U.S. Holder to be treated as a dividend for U.S. federal income tax purposes. As a result, Netro does not intend to withhold U.S. federal income tax from the gross proceeds paid pursuant to the tender offer to a non-U.S. Holder or his agent.

      A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on the disposition of shares in the tender offer unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States, subject to an applicable treaty providing otherwise; or

•	Netro is or has been a “U.S. real property holding corporation” and certain other requirements are met.

      Netro does not believe that it is a “U.S. real property holding corporation”.

      An individual who is present in the United States for 183 days or more in the taxable year of disposition, and is not otherwise a resident of the United States for U.S. federal income tax purposes, should consult his or her own tax advisor regarding the U.S. federal income tax consequences of participating in the tender offer.

      Stockholders Who do Not Receive Cash Under the Tender Offer. Stockholders whose shares are not purchased by Netro under the tender offer will not incur any tax liability as a result of the completion of the tender offer.

      Backup Withholding. See Section 3 with respect to the application of United States federal backup withholding tax.

      THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE TENDER OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

14.     Extension of the Tender Offer; Termination; Amendment.

      Netro expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by Netro to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. Netro also expressly reserves the right, in its sole discretion, to terminate the tender offer and not accept for payment or pay for any shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Netro’s reservation of the right to delay payment for shares which it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Netro must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, Netro further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by Netro to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of shares or by decreasing or increasing the number of shares being sought in the tender offer. Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of such change. Without limiting the manner in which Netro may choose to make a public announcement, except as required by applicable law, Netro shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire.

      If Netro materially changes the terms of the tender offer or the information concerning the tender offer, Netro will extend the tender offer to the extent required by Rules 13e-4(d)(2) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the Commission provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) Netro increases or decreases the price to be paid for shares or increases or decreases the number of shares being sought in the tender offer and, if an increase in the number of shares being sought, such increase exceeds 2% of the outstanding shares and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15.	Fees and Expenses.

      Netro has retained Goldman, Sachs & Co. to act as its financial advisor, as well as the dealer manager, in connection with the tender offer. Goldman, Sachs & Co. will receive for its services a total fee of $1,950,000, which is comprised of $0.06 per share tendered and purchased in the offer for services as dealer manager, and the balance for advisory services. Such fees will be payable if and when the tender offer is completed in whole or in part. Netro also has agreed to reimburse Goldman, Sachs & Co. for reasonable out-of-pocket expenses incurred in connection with the tender offer, including reasonable fees and expenses of counsel, and to indemnify Goldman, Sachs & Co. against certain liabilities in connection with the tender offer, including liabilities under the federal securities laws. Goldman, Sachs & Co. has rendered various investment banking and other services to Netro in the past and may continue to render such services, for which they have received and may continue to receive customary compensation from Netro. In the ordinary course of its trading and brokerage activities, Goldman, Sachs & Co. and its affiliates may hold positions, for their own accounts or for those of their customers, in securities of Netro.

      Netro has retained Georgeson Shareholder Communications Inc. to act as information agent and American Stock Transfer & Trust Company to act as depositary in connection with the tender offer. The information agent may contact holders of shares by mail, telephone, telegraph and in person and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the tender offer to beneficial owners. The information agent and the depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by Netro for specified reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the tender offer, including certain liabilities under the federal securities laws.

      No fees or commissions will be payable by Netro to brokers, dealers, commercial banks or trust companies (other than fees to the dealer manager and the information agent as described above) for soliciting tenders of shares under the tender offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. Netro, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the tender offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of Netro, the dealer manager, the information agent or the depositary for purposes of the tender offer. Netro will pay or cause to be paid all stock transfer taxes, if any, on its purchase of shares except as otherwise provided in this document and Instruction 7 in the letter of transmittal.

16.	Miscellaneous.

      Netro is not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If Netro becomes aware of any jurisdiction where the making of the tender offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, Netro will make a good faith effort to comply with the applicable law. If, after such good faith effort, Netro cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of Netro by the dealer manager or one or more registered brokers or dealers licensed under the laws of that jurisdiction.

      Pursuant to Rule 13e-4(c)(2) under the Exchange Act, Netro has filed with the Commission an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning Netro.

      NETRO HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF NETRO AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES IN THE TENDER OFFER. NETRO HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY NETRO OR THE DEALER MANAGER.

July 19, 2002.

Exhibit A

NETRO CORPORATION REPORTS SECOND QUARTER 2002 RESULTS

Revenues Up 13 Percent Over First Quarter

Initial Shipments of Angel Product Ahead of Plan

      San Jose, CA, July 18, 2002 — (Business Wire) — Netro Corporation (NASDAQ: NTRO) a leading provider of broadband fixed wireless networks, today announced its financial results for the second quarter ending June 30, 2002.

      Netro’s revenue for the quarter ending June 30, 2002 was $5.7 million, a sequential increase of 13 percent from revenues of $5.0 million in the first quarter of 2002 and an increase of 177 percent from the same period in 2001. Net loss for the second quarter of 2002 was $18.5 million or $(0.30) per share, compared to a net loss of $32.4 million or $(0.57) per share for the first quarter of 2002 and $29.8 million, or $(0.57) for the second quarter of 2001. Cash and liquid securities balances as of June 30, 2002 were $278.1 million, or $4.56 per basic share, reflecting a use of $16.6 million in cash during the period.

      Commenting on the second quarter, Gideon Ben-Efraim, Chairman and CEO of Netro stated: “Although visibility in the market is still low and lead times, especially for new deployments, are still long, we are encouraged by what we see to be renewed activity among existing AirStar customers and increasing interest among potential new Angel customers. We are optimistic that new Angel networks, especially in emerging markets, can provide Netro with a growth engine for 2003 and subsequent years. However, there is no assurance that the positive indications we have received from potential customers will translate into large orders for our products, or that Netro will be able to manufacture and sell the Angel product on a cost effective basis.”

      During the quarter, Netro marked these milestones regarding the Angel product line it acquired from AT&T Wireless in February 2002:

•	First Angel revenue shipment, to a customer in the Asia Pacific region, ahead of plan.

•	Angel trials delivered to customers in Mexico as well as to a U.S. based distributor who is assessing the product on behalf of Central Asian and Latin American customers.

•	Initial bookings for Angel shipments in the second half of 2002.

•	Completion of the v5.2 international switch interface development.

•	The 3.5 GHz radio for the international market is on schedule for first commercial shipment this quarter.

      “In addition, we have entered into distribution agreements with leading systems integrators in China. The Chinese market is a promising one for both Angel and AirStar, and we intend to pursue this market vigorously,” Mr. Ben-Efraim said.

      Commenting on financial results, Sanjay Khare, Netro’s Chief Financial Officer said: “The 13% increase in revenues from the first to second quarter was primarily attributable to the addition of new customers and system integration partners in the Middle East, China and North America. Gross margin also improved as compared to the first quarter, increasing by approximately 6 percent, reflecting a modest increase in average selling prices and the impact of initial shipments of our new cost reduced AirStar platform at the end of the quarter. Although we experience price pressure on an ongoing basis, with the continued roll-out of our new cost reduced AirStar platform, we expect margins to improve by 700 to 800 basis points before the end of the year. Cash use in the second quarter was $16.6 million. Use of cash in the quarter was within our guided range of $15-20 million, which is where we expect use of cash to be on a quarterly basis until Angel begins to contribute significantly to gross margin.”

      “In terms of operating expenses, total operating expenses were $21.2 million, of which $8.5 million were related to research and development and $9.8 million were related to SG&A with the balance related to non-cash charges, mostly related to amortization of intangible Angel assets acquired in February 2002. Research and development expenses increased approximately $1.2 million over the prior quarter. This increase is the result of an increase in the amount we spent on the Angel product line by approximately $1.9 million, which is related to the fact that Angel was a part of Netro for all of the second quarter as opposed to only 6 weeks of the first quarter. This increase was partially offset, however, because we spent approximately $700,000 less on AirStar related projects, which was related to the reorganization and reduction in force we conducted last quarter. SG&A expenses were approximately $1.6 million higher in the second quarter as compared to the first quarter, however, approximately $800,000 of these expenses were one-time expenses related to the integration of the Angel IT systems into Netro’s, and approximately $200,000 of these expenses were legal and proxy related expenses. The balance of the increase in SG&A expenses were a reflection of the Angel SG&A resources being in place for a full quarter during the second quarter as opposed to only 6 weeks of the first quarter. Finally, operating expenses also reflect the addition of $2.7 million of non-cash amortization of intangible assets acquired during the Angel acquisition, which will continue to appear on a quarterly basis for the next 11 quarters. We will continue to investigate opportunities to reduce operating expenses. However, we believe that we must continue to prudently invest in our technology and the market launch of future Angel and AirStar releases if we are to emerge from this cyclical downturn as a stronger company.”

      Commenting on the company’s outlook for the third and fourth quarters of 2002, Khare added: “Our strategy going forward is to focus on three primary market segments: carriers serving the voice and high-speed data market for residential and small business applications, which we serve with our Angel product, mobile operators who require infrastructure for their GSM and 3G networks, which we address with our AirStar product and carriers serving small to medium-sized businesses, which we also address with our AirStar product. The company’s future results will be driven primarily by the emergence of revenues from the Angel product, the roll-out of third generation cellular networks in Europe, the emergence of the market for both access and backhaul in China, and a general worldwide economic recovery, particularly in Latin America. While the level of interest we are receiving for our Angel product is encouraging, we continue to be dependent on orders for large projects for which the sales cycles are quite long. The UMTS infrastructure front for the AirStar product and China revenue are showing positive signs as well, although delays in UMTS rollout and the China licensing process seem to be continuing. Similarly, a recovery in the Latin American economy has also not begun at this time. Until some of these issues are resolved, we continue to take a cautious outlook for the second half of the year, although we do anticipate that fourth quarter revenues will be higher than the current period as a result of the contribution of Angel revenues.”

      A conference call to discuss the company’s financial results for the second quarter will be held today, July 18, 2002, at 2:30 p.m. PDT, 5:30 p.m. EDT. Dial in numbers for the call are: Domestic: 1-800-474-8920 and International 1-719-457-2727 with the passcode 518006. The call will also be webcast using links at http:// www.netro-corp.com. For those unable to participate in the call, there will be a replay available from July 18th, 2002 at 5:30 p.m. PDT, through July 25th, 2002 11:59 p.m. PDT. Please call: Domestic 1-888-203-1112 or International 1-719-457-0820 with the passcode 518006.

About Netro Corporation

      Netro Corporation is a leading provider of fixed broadband wireless systems used by telecommunications service providers to deliver voice and high-speed data services for access and mobile infrastructure applications to customers worldwide. Netro’s vision is to provide breakthrough technology packaged in a carrier-class, practical solution that enables quick service delivery and efficient use of capital. Netro offers a broad range of low and high frequency products for business and residential, access and mobile infrastructure needs, with a wide set of licensed frequencies for point to multipoint: 1.9 to 39 GHz. The Company’s AirStar and Angel products have an impressive track record of performance and stability worldwide.

      Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, political and economic conditions in the countries we do business in, business conditions generally, growth in the telecommunications industry, delays in the expansion of networks by existing customers, the financial condition and strategy of our OEM partners, lower than expected customer orders, competitive pressures, technological difficulties encountered in developing new products, the availability of capital to service providers, the ability to timely adapt the Angel product for the international marketplace, achieving revenues from the Angel product in the second half of 2002, and Netro’s ability to manufacture and sell the Angel product on a cost-effective basis. We expressly disclaim any responsibility to update any projections contained herein. Further information regarding these and other risks is included in Netro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, in Netro’s Quarterly Report on Form 10-Q for the three months ended March 31, 2002 and in its other filings with the Securities and Exchange Commission.

Media Contact

Jeff Lloyd
Sitrick & Company, Inc.
(310) 788-2850

Investor Contact

Sanjay Khare, CFO
Netro Corporation
(408) 216-1500

NETRO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	June 30,	December 31,
	2002	2001

ASSETS
Cash, cash equivalents and investments	$278,136	$326,302
Trade accounts receivable, net	5,909	3,683
Inventory	7,046	6,874
Other assets	5,004	5,066
Equipment and leasehold improvements, net	10,587	7,796
Acquired intangible assets	25,023	—

Total assets	$331,705	$349,721

LIABILITIES AND STOCKHOLDERS’ EQUITY
Long-term debt and capital leases	$359	$1,336
Trade accounts payable	4,214	1,649
Accrued and other liabilities	27,061	25,860

Total liabilities	31,634	28,845
Total stockholders’ equity	300,071	320,876

Total liabilities and stockholders’ equity	$331,705	$349,721

NETRO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30

	2002	2001	2002	2001

REVENUES	$5,681	$2,051	$10,689	$11,182
COST OF REVENUES	4,654	21,182	9,049	51,885

GROSS PROFIT (LOSS)	1,027	(19,131)	1,640	(40,703)

OPERATING EXPENSES:
Research and development	8,472	6,539	15,695	14,279
Sales and marketing	3,909	3,588	7,600	7,351
General and administrative	5,885	4,749	10,344	9,725
Amortization of deferred stock compensation	162	227	342	455
Amortization of acquired intangible assets	2,743	—	3,128	—
Acquired in-process research and development	—	—	17,600	—
Non-recurring charges	—	—	1,825	—

Total operating expenses	21,171	15,103	56,534	31,810

LOSS FROM OPERATIONS	(20,144)	(34,234)	(54,894)	(72,513)

Other income (expense), net	1,676	4,396	4,031	9,703

NET LOSS BEFORE INCOME TAXES	(18,468)	(29,838)	(50,863)	(62,810)
Income taxes	21	—	57	—

NET LOSS	$(18,489)	$(29,838)	$(50,920)	$(62,810)

Basic and diluted net loss per share	$(0.30)	$(0.57)	$(0.86)	$(1.21)

Shares used to compute basic and diluted net loss per share	61,018	52,074	59,019	51,992

      The letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each stockholder or such stockholder’s broker, dealer, commercial bank, trust company or nominee to the depositary at one of its addresses set forth below.

The depositary for the tender offer is:

American Stock Transfer & Trust Company

By Registered or Certified Mail, Hand or Overnight Courier: American Stock Transfer & Trust Company 59 Maiden Lane New York, New York 10038	By Facsimile Transmission: (for eligible institutions only) (718) 234-5001 For Confirmation Call: (718) 921-8200

      Any questions or requests for assistance may be directed to the information agent or the dealer manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of the offer to purchase, the related letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the tender offer. To confirm delivery of shares, stockholders are directed to contact the depositary.

The information agent for the tender offer is:

Georgeson Shareholder Communications Inc.

17 State Street, 10th Floor
New York, New York 10004
Banks and Brokerage Firms Please Call: (212) 440-9800
All Others Call Toll Free: (866) 367-5514

The dealer manager for the tender offer is:

Goldman, Sachs & Co.

85 Broad Street
New York, New York 10004
(212) 902-1000 (Call Collect)
(800) 323-5678 (Call Toll Free)